环 球 律 师 事 务 所
GLOBAL LAW OFFICE

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To: Bridge Loan Investors
From: Global Law Office
Date: January 18, 2011

Dear Sirs,

We, Global Law Office, have been instructed as the legal counsel as to the laws of the People's Republic of China (the "**PRC**") to Foshan Nanhai Ke Da Heng Sheng Aquatic Co., Ltd. (Chinese name "佛山市南海区科达恒生水产有限公司", and hereinafter referred to as the "**Company**") for its proposed corporate restructuring of itself and with Guangzhou Flourishing Blessing Heng Seng Agricultural Technology Limited (Chinese name "广州荣福恒生农业科技有限公司", and hereinafter referred to as "**WFOE**"), and a proposed reverse take over with Rongfu Aquaculture, Inc (the "**US Company**") (together, the "**Transaction**"). At the date of this Opinion:

(1)CHEN Zhisheng (Chinese name: 陈志生) (the "**Founder**") is the sole owner of all of the issued and outstanding capital stock of the Company. The Company currently holds 70% of the share equity of Hainan Ke Da Heng Sheng Acquit Germchit Co., Ltd. (the "**Hainan Company**"), and CHEN Zhisheng, the Founder, and CHEN Meiru, respectively hold 27% and 3% of the share equity of Hainan Company. The Founder and CHEN Meiru will transfer all their share equity in Hainan Company to the Company at or before completion of the planned Alternative Public Offering (APO) and the going public transaction for the capital markets. We are of the opinion that the said share transfer is a transfer between PRC companies and no approval is required except for the registration at local administration for industry and commerce. The registration is a one-week procedure and we do not expect any substantial obstacle on this matter.

(2)Kelvin CHAN (Chinese name: 陈映珊), a Hong Kong resident, is the sole owner of Flourishing Blessing (Hong Kong) Limited (the "**HK Company**"), which has established and owns 100% share equity of the WFOE;

(3)WFOE and the Company have entered into a series of Contractual Agreements as of 26 December 2009 (as defined below) stipulating that WFOE will have full control over the management and operation of the Company and all the before-tax-profits of the Company will be transferred to WFOE as service fees. The Contractual Agreements include following agreements:

a) Entrusted Management Agreement, by and among Founder, the Company and WFOE ("**Entrusted Management Agreement**");

b) Exclusive Option Agreement, by and among Founder, the Company and WFOE ("**Exclusive Option Agreement**");

c) Shareholders' Voting Proxy Agreement, by and among Founder and WFOE ("**Shareholders' Voting Proxy Agreement**");

d) Shares Pledge Agreement, by and among Founder, the Company and WFOE ("**Shares Pledge Agreement**");

(4)Rongfu Aquaculture, Inc, Flourishing Blessing (Hong Kong) Limited and Kelvin CHAN have entered into a Share Exchange Agreement (the "**Exchange Agreement**") as of December 29, 2009. Pursuant to the Exchange Agreement, the US Company acquired 100% of the issued and outstanding capital stock of the HK Company;

(5)Chen Zhisheng, Pan Haicheng, Zhao Ping and Zheng Songkui (together, "**Purchasers**"), and Kelvin CHAN have entered into the Call Option Agreement respectively, according to which Kelvin CHAN will grant conditional options to the Purchasers to purchase the shares of the US Company at nominal value he will receive upon the completion of the Transaction.
We issue this legal opinion (the "**Opinion**") on the Company and WFOE in connection with the Transaction. The information in this Opinion is relied upon documents or copy of documents provided by the Company and WFOE in response to our questionnaire, or our reasonable discussions with the management of the Company and WFOE. We have assumed that (i) all copies made from original documents are true and complete and such original documents are authentic and complete; (2) all the electronic documents provided by the Company and WFOE are true and complete; (3) the information obtained by us from our discussions with the management of the Company and WFOE is true and complete.
We are lawyers qualified in the PRC and are qualified to issue opinions on the laws of the PRC. In rendering this Opinion, we have examined originals or copies of those corporate and other records and documents we considered appropriate. The PRC laws mentioned herein shall include the published laws formulated by the National People's Congress of the PRC and its Standing Committee, the regulations stipulated by the State Council of the PRC, the administrative rules and other documents with normative effects promulgated by the departments under the State Council of the PRC, and the relevant local regulations and administrative rules. We do not render opinions with respect to the laws of any other jurisdiction.

On the basis of the examination relevant documents, our reliance upon the assumption in this Opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this Opinion, we issue our legal opinion as follows:

1. Major findings On the Contractual Agreements

WFOE and the Company entered into a series of Contractual Agreements as of

26 December 2009, including:

a) Entrusted Management Agreement, by and among Founder, the Company and WFOE, shifting the profit and power of management and operation of the Company from Founder as well as the board of directors of the Company to WFOE ;

b) Exclusive Option Agreement, by and among Founder, the Company and WFOE, entitling WFOE to purchase part or all shares of the Company, subject to terms and conditions thereof;

c) Shareholders' Voting Proxy Agreement, by and among Founder and WFOE, entrusting all the shareholders' rights of Founder in the general shareholders' meeting of the Company to WFOE; and

d) Shares Pledge Agreement, by and among Founder and WFOE, stipulating that Founder shall pledge all the Company's shares to WFOE.

2. Legal Opinions regarding Contractual Agreements

The Contractual Agreements were duly executed on December 26, 2009 and are legally binding on each of the parties thereof under PRC law. Each party of the Contractual Agreements has full power and authority and legal capacity to enter into, execute and perform its obligations under the Contractual Agreements. The execution and delivery by each party to the Contractual Agreements do not, and the performance by each party of the obligations thereunder will not, violate or breach any current statute, rule or regulation of the PRC that is applicable to the transactions contemplated by the Contractual Agreements or the articles of association of the Company and WFOE. WFOE's control of the Company is established through the Contractual Agreements but not through a merger and acquisition as provided by the *Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors* promulgated by six ministries in the PRC effective from September 8, 2006, as amended On June 22, 2009. (the "**New Merger Rule**"). Therefore, we are of the opinion that the arrangements under the Contractual Agreements are not subject to the governance of the New Merger Rule.

All actions, corporate and other approvals, conditions and things required by PRC law to be taken, fulfilled and done in connection with the Contractual Agreements have been taken by the parties to these agreements in order to (a) enable the parties to these agreements to lawfully enter into, exercise their rights and perform and comply with their obligations under the Contractual Agreements to which they are a party; (b) ensure that those obligations are legal, valid, binding and enforceable in accordance with their respective terms and conditions; and (c) make such Contractual Agreements admissible in evidence in the courts of the PRC. The Contractual Agreements are in proper legal form for enforcement against each of the parties thereto in the PRC and contain no provision which is contrary to the laws or public policy in the PRC.

The business structure created as a result of the WFOE, the Company and Founder entering into, exercising its, his or her rights and performing its, his or her obligations under the

Contractual Agreements to which it, he or she is a party is, as a whole, valid, lawful and enforceable under PRC laws and regulations and does not in any way contravene and violate any PRC laws regulations or public policy, and is not subject to any approvals, filings, registrations of any PRC government authority and /or body.

This Opinion is furnished by us as the PRC counsel for the purpose of completion of the Transaction. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. You may, however, deliver a copy of this Opinion to your accountants, attorneys, other professional advisors, and governmental regulatory agencies having jurisdiction over you. This Opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this Opinion to reflect any facts or circumstances that arise after the date of this Opinion and come to our attention, or any future changes in laws.

This Opinion is issued at Beijing, on January 18, 2011.

Global Law Office

Very sincerely yours,

Global Law Office

北京市环球律师事务所 CGLO BEIJING GLOBAL LAW OFFICE